PRESS RELEASE

eHealth, Inc. Announces 2025 CEO Succession Plan

Fran Soistman to Retire as CEO in early 2025, Will Remain on Board of Directors

eHealth Board Commences Search for Next CEO

Austin, Texas – August 6, 2024 – eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance marketplace (the "Company"), today announced that Fran Soistman will retire from his role as Chief Executive Officer upon the appointment of a successor, which is expected to occur by or before the second quarter of 2025. Following his retirement as CEO, Mr. Soistman intends to remain a director on the Company’s Board of Directors. Mr. Soistman will support the new CEO to ensure a seamless transition.

The Board has commenced a search for Mr. Soistman’s successor and has engaged Spencer Stuart, a leading executive search firm, to identify and evaluate both internal and external candidates.

“It is a great privilege to serve eHealth as its CEO,” said Mr. Soistman. “I am proud of the leadership team we assembled during my tenure and the progress we have made transforming eHealth. With the business on solid footing and the Company delivering significantly improved financial results, now is the right time to announce my intention to retire as CEO in 2025. I have full confidence in the eHealth team, and I look forward to continuing to serve on the Board and helping guide our future accomplishments.”

Mr. Soistman continued, “While we are announcing this leadership transition plan today, my work here as CEO is far from done. I’m fully focused on leading the Company through the upcoming critical Annual Enrollment Period and beyond. Our preparations are well underway, and we are gearing up to serve consumers and help them navigate this important time of the year. In addition, we are continuing our ongoing work to position the business to achieve our long-term financial and operating goals and to enhance eHealth’s capital structure.”

“We are deeply appreciative of Fran’s leadership and his contributions to eHealth,” said Beth Brooke, Chair of eHealth’s Board. “Fran came out of retirement to join eHealth in 2021, and he led the Company by addressing every challenge we faced head-on. Having rebuilt the leadership team and taken numerous decisive actions, he will retire with eHealth positioned for long-term success. True to form, he notified the Board of his intention to retire with a focus on ensuring the Company will succeed during the upcoming AEP and beyond. We thank Fran for his leadership and look forward to continuing to work alongside him on the Board.”

Ms. Brooke continued, “As we begin conducting the search process for the Company’s next CEO, we are focused on identifying a candidate with deep experience at the intersection of technology and healthcare and the ability to build and grow relationships with carriers for the benefit of our customers and shareholders alike.”

Key achievements during Mr. Soistman’s tenure include:

Successfully Completing a Multi-Year Business Transformation:
•Established a strong foundation for profitable growth.
•Strengthened eHealth’s unique omni-channel model to better serve our customers.

•Revamped the Company’s marketing and branding strategies to enhance market presence.
•Streamlined the enrollment platform for a smoother customer experience.

Creating a Healthy, Vibrant, and Equitable Culture:
•Fostered an inclusive and dynamic work environment known as “One Team.”
•Re-established Company mission, vision and values to ignite internal champions for the business.

Building a Strong, Deep, and Effective Leadership Team:
•Developed a leadership team capable of driving the Company’s mission and vision forward.

Evolving Carrier Relationships:
•Enhanced partnerships with carriers to improve service offerings.

Enhancing Focus on Member Retention:
•Implemented strategies to increase member loyalty and satisfaction.

Deploying New Technologies:
•Developed new tools and technologies to improve the customer experience and operational efficiencies.

Q2 2024 Earnings
The Company will release its financial results for the three and six months ended June 30, 2024 and host a conference call tomorrow, August 7, 2024 at 8:30 AM ET to discuss its second quarter performance. Individuals interested in listening to the conference call may do so by dialing (800) 245-3047. The participant passcode is 1407192. A link to the live webcast can be found on the “News & Events” section of eHealth’s investor relations website at https://ir.ehealthinsurance.com/events-and-presentations/upcoming-events.

About eHealth, Inc.
We are Matchmakers. For over 25 years, eHealth has helped millions of Americans find the health coverage that fits their needs at a price they can afford. As a leading independent licensed insurance agency and advisor, eHealth offers across to over 180 health insurers, including national and regional companies.

For more information about eHealth, visit ehealth.com or follow us on LinkedIn, Facebook, Instagram, and X. Open positions can be found on our career page.

Media Inquiries:
Lara Sasken
Chief Communications Officer
pr@ehealth.com

Investor Relations Contact:
Kate Sidorovich, CFA
Senior Vice President, Investor Relations & Strategy
investors@ehealth.com